Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

For Immediate Release

CONSTAR INTERNATIONAL INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Philadelphia, PA – March 31, 2008 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the fourth quarter and twelve months ended December 31, 2007. Highlights include:

•	Full year Credit Agreement EBITDA excluding restructuring charges was $55.2 million, which was in line with the Company’s most recent guidance;

•	Unit volume decreased 0.9% in 2007 compared to 2006;

•	Custom unit volume increased 23.8% in the fourth quarter of 2007 compared to the fourth quarter of 2006; and

•	At year-end, the Company was able to borrow approximately $54.8 million under its Credit Agreement.

“While we achieved our most recent EBITDA guidance, 2007 was a disappointing year for Constar, mainly due to price declines totaling $15 million and weak conventional sales. In spite of the obstacles we faced, we made great progress using our portfolio of superior technologies to gain new volume that led to 23.8 percent custom unit growth in the fourth quarter of 2007 compared to the same quarter in 2006. In addition, we expect approximately 30 percent unit growth in custom packaging in 2008 due to the carryover impact of new custom business secured in 2007 and newly signed custom contracts for 2008,” commented Michael Hoffman, President and CEO of Constar. “2008 performance is also supported by contractual price increases and a strong liquidity position as we begin the year.”

In connection with preparing its 2007 financial statements, the Company discovered errors related to: i) the improper capitalization of certain property, plant and equipment acquired in 2003 and prior periods; ii) an understatement of depreciation expense for certain property, plant and equipment acquired in 2003 and prior periods and iii) improperly accounting for landlord incentives which understated current liabilities and property, plant and equipment. In addition, the Company corrected the classification within stockholders’ deficit for the recording of a previously disclosed error in recording a deferred tax asset valuation allowance related to a minimum pension liability.

As a result, the Company is restating in its 2007 10-K its consolidated financial statements for the year ended December 31, 2006 to correct these errors, as well as other previously identified errors that were corrected in the periods they became known, rather than the periods in which they originated. The impact of these non-cash adjustments resulting from this review and for previously corrected non-cash items was a $0.7 million increase to Credit Agreement EBITDA before restructuring for the year ended December 31, 2006, and a reduction of $1.8 million to the previously reported net loss for the year ended December 31, 2006. The impact of the restatement on periods prior to January 1, 2006 is reflected as an increase to beginning accumulated deficit of $3.1 million and an increase of $3.4 million to beginning accumulated other comprehensive loss. The Company will separately restate its quarterly financial statements for 2007 and 2006 by amending its previously issued 2007 Quarterly Reports on Form 10-Q as soon as practicable. In light of the restatement, the Company concluded that a material weakness existed at December 31, 2007 in the design and operation of internal controls relating to accounting for property, plant and equipment and related depreciation expense. As a result, the Company did not maintain effective internal control over financial reporting at December 31, 2007.

The detailed impact of these non-cash adjustments on the year ended December 31, 2006 financial statements is presented in the attached table titled “Restatement of 2006 Consolidated Financial Statements.”

Fourth Quarter Results:

Consolidated net sales were $202.8 million in the fourth quarter of 2007 compared to $207.1 million in the fourth quarter of 2006.

In the U.S., net sales were $159.5 million in the fourth quarter of 2007 compared to $163.8 million in the fourth quarter of 2006. This decrease in sales was driven by contractual price concessions and the pass-through of lower resin costs to customers. Conventional unit volume declined 3.9 percent compared to the fourth quarter of 2006 due to the continued movement of water bottlers to self manufacturing and consumers shifting their preferences from carbonated soft drinks to alternative beverages. Custom unit volume increased 23.8 percent compared to the fourth quarter of 2006 due to growth in the Company’s hot-fill volume and continued growth in products utilizing the Company’s proprietary oxygen scavenging technologies, MonOxbarTM and DiamondClearTM.

In Europe, net sales were $43.3 million in the fourth quarter of 2007, unchanged compared to the fourth quarter of 2006. European volume increased 7.1 percent for the fourth quarter of 2007 compared to the fourth quarter of 2006. In addition, foreign currency changes increased sales by 6.5 percent in the fourth quarter of 2007 compared to the fourth quarter of 2006. These increases were offset by the pass through of lower resin costs and a negative sales revenue mix shift to higher volume but lower revenue products.

Gross profit, excluding depreciation expense, decreased $3.9 million, or 20.7 percent, in the fourth quarter of 2007 compared to the fourth quarter of 2006. Gross profit, excluding depreciation expense, as a percentage of net sales decreased to 7.3 percent in the fourth quarter of 2007 from 9.0 percent in the fourth quarter of 2006. This decrease was driven primarily by the impact of contractual price concessions, offset in part by lower manufacturing costs and improved product mix.

Selling and administrative and research and technology expenses of $9.1 million in the fourth quarter of 2007 decreased by $0.1 million from the fourth quarter of 2006, primarily due to decreased compensation and legal expenses.

A provision for restructuring of $0.6 million was recorded in the fourth quarter of 2007 related to the closing of one of the Company’s U.S. facilities.

Operating loss was $2.3 million in the fourth quarter of 2007 compared to operating income of $1.4 million in the fourth quarter of 2006. This decrease was driven by the factors described above.

Interest expense decreased to $10.0 million in the fourth quarter of 2007 compared to $10.2 million in the fourth quarter of 2006.

Other expense was $1.7 million in the fourth quarter of 2007 compared to income of $1.3 million in the fourth quarter of 2006. The expense in 2007 primarily resulted from the negative impact of foreign currency translation of intra-company balances, partially offset by net royalty income.

Net loss was $14.1 million in the fourth quarter of 2007, or $1.14 loss per basic and diluted share, compared to a net loss of $7.2 million, or $0.59 loss per basic and diluted share, in the fourth quarter of 2006.

Free cash flow was positive $6.5 million in the fourth quarter of 2007 compared to positive free cash flow of $1.9 million in the fourth quarter of 2006. This improvement in free cash flow was driven by cash flow from operating activities, principally working capital improvements.

Credit Agreement EBITDA excluding restructuring charges in the fourth quarter of 2007 decreased by $1.7 million, or 14.8 percent, to $9.5 million from $11.1 million in the fourth quarter of 2006. This decrease was driven by the factors discussed above.

Full Year Results:

Consolidated net sales declined to $881.6 million in 2007 from $927.0 million in 2006.

In the U.S., net sales decreased $61.1 million to $689.1 million in 2007 from $750.2 million in 2006.

The decrease in U.S. net sales in 2007 was driven by a decrease in unit volume of 4.5 percent and negative pricing impact of approximately $15.0 million. This decrease reflects a flat custom unit volume and a conventional unit volume decline of 5.1 percent. The decrease in conventional unit volume was driven by the continued movement of water bottlers to self manufacturing and consumers shifting their preferences from carbonated soft drinks to alternative beverages.

In Europe, net sales increased $15.7 million to $192.5 million in 2007 from $176.8 million in 2006. The increase in European net sales in 2007 was primarily due to a 5.7 percent increase in total unit volume and the strengthening of the British Pound and Euro against the U.S. Dollar.

Gross profit, excluding depreciation expense, decreased $17.6 million, or 17.9 percent, to $80.5 million for 2007 from $98.1 million in 2006. Gross profit, excluding depreciation expense, as a percentage of net sales in 2007 decreased to 9.1 percent from 10.6 percent in the same period last year. This decrease was driven by contractual price concessions and lower volumes, offset in part by lower manufacturing costs.

Selling and administrative and research and technology expenses were $32.6 million in 2007 compared to $35.2 million last year. This decrease primarily results from a $2.3 million decrease in legal fees, a $1.0 million decrease for audit and Sarbanes-Oxley related expenses and decreased stock compensation expense of $0.6 million, offset by an increase in other professional fees of $0.3 million.

In 2006, the Company recorded a non-cash asset impairment charge of $0.9 million to write down the carrying value of an asset to fair value.

The full year 2007 provision for restructuring of $3.7 million principally related to the Company’s facility in Holland and a facility in the U.S.

Operating income was $15.1 million in 2007 compared to operating income of $28.9 million in 2006. The decrease in operating income primarily relates to the decreased operating performance described above.

Interest expense decreased $0.2 million to $41.0 million in 2007.

In 2007, the Company reported other expense of $0.6 million compared to other income of $2.8 million in 2006. The expense in 2007 primarily resulted from the negative impact of foreign currency translation of intra-company balances, partially offset by net royalty income of $0.9 million.

Net loss in 2007 was $26.3 million, or $2.14 loss per basic and diluted share, compared to a net loss of $10.3 million, or $0.84 loss per basic and diluted share, in 2006.

Free cash flow was negative $15.3 million in 2007 as compared to positive free cash flow of $21.7 million in 2006. The decrease in cash flow was driven by lower EBITDA results, cash restructuring charges and increased capital spending in support of new customer custom unit projects and less improvement in working capital in 2007 as compared to 2006.

Credit Agreement EBITDA excluding restructuring charges in 2007 decreased by 16.7 percent to $55.2 million from $66.3 million in 2006. This decrease was driven by the operating results discussed above.

Non-GAAP Measures

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization. The Company’s Credit Agreement formerly contained a definition of EBITDA that made adjustments for certain items. This definition was deleted and not replaced as part of the previously reported amendments to the Credit Agreement made in the first quarter of 2007. In the fourth quarter of 2007 and the year ended December 31, 2007, these adjustments would have amounted to $6.2 million and $11.4 million, respectively. In the fourth quarter of 2006 and the year ended December 31, 2006, the adjustments were $0.6 million and $3.2 million, respectively. For consistency, the Company is reporting EBITDA on the same Credit Agreement basis, but excluding restructuring charges.

Credit Agreement EBITDA excluding restructuring charges is not a GAAP-defined measure and may not be comparable to credit agreement or adjusted EBITDA as defined by other companies. Management believes that investors, analysts and other interested parties view our ability to generate Credit Agreement EBITDA as an important indicator of the Company’s operating performance. Management also believes that Credit Agreement EBITDA excluding restructuring charges is a useful measure in understanding trends because it eliminates various non-operational and non-recurring items. In addition, Credit Agreement EBITDA facilitates comparisons to operating performance in prior periods and is used by the Company in setting incentive plan targets. Investors are urged to take into account GAAP measures in evaluating the Company and to review the reconciliation of Credit Agreement EBITDA excluding restructuring charges to net income (loss) in the attached unaudited consolidated statements of operations.

Gross profit, excluding depreciation expense, is not a GAAP-defined measure and may not be comparable to gross profit as defined by other companies. The Company believes that gross profit, excluding depreciation expense, is a useful measure in understanding trends because it eliminates non-cash charges related to depreciation. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the reconciliation of gross profit to gross profit, excluding depreciation expense in the attached unaudited consolidated statements of operations.

Free cash flow is derived from the Company’s consolidated statement of cash flows and is defined as net cash provided by operating activities less net cash used in investing activities. Free cash flow is not a GAAP-defined measure and may not be comparable to free cash flow as defined by other companies. The Company uses free cash flow to evaluate performance and the Company’s ability to incur and service debt. Investors are urged to take into account GAAP measures in evaluating the Company, and to review the separate line items for net cash provided by operating activities and net cash used in investing activities in the attached unaudited consolidated statements of cash flow.

Conference Call, Web Cast Information

The Company will hold a conference call on Monday, March 31, 2008 at 9:00 a.m. ET to discuss this news release. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (877) 545-1409 (domestic callers) or (719) 325-4878 (international callers). The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the conference call will be available from 1:00 p.m. ET that day through midnight ET, Monday April 7, 2008 and can be accessed by calling (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering pass code 5630643. The replay will also be accessible via the web at http://www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this news release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this news release or the actual results of operations or financial condition of the Company to differ include the Company’s relationship with its largest customers, the outcome of the Company’s negotiation to renew its contract with its largest customer, the impact of self-manufacturing on the Company’s business, and the Company’s ability to secure new business, expand sales of custom products and improve the operating performance of its European business. Other important factors are discussed under the caption “Risk Factors” in the Company’s Form 10-K Annual Report for the year ended December 31, 2007 and in subsequent filings with the Securities and Exchange Commission made prior to, on or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information contact:

Walter S. Sobon, Executive Vice President and Chief Financial Officer, (215) 552-3700

Ed Bisno, Bisno Communications, (212) 717-7578

Tables to Follow

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three months ended December 31,		For the year ended December 31,
	2007	Restated 2006	2007	Restated 2006
Net customer sales	$202,697	$206,590	$878,199	$923,398
Net affiliate sales	124	541	3,369	3,571

Net sales	202,821	207,131	881,568	926,969
Cost of products sold, excluding depreciation	188,055	188,505	801,076	828,905
Depreciation	7,377	7,711	29,110	32,211

Gross profit	7,389	10,915	51,382	65,853

Selling and administrative expenses	7,547	7,761	25,621	29,041
Research and technology expenses	1,586	1,480	6,983	6,177
Asset impairment charges	—	—	—	870
Provision for restructuring	555	263	3,722	854

Total operating expenses	9,688	9,504	36,326	36,942

Operating income (loss)	(2,299)	1,411	15,056	28,911
Interest expense	10,038	10,154	41,049	41,226
Other (income) expense, net	1,654	(1,334)	564	(2,761)

Loss from continuing operations before income taxes	(13,991)	(7,409)	(26,557)	(9,554)
(Provision for) benefit from income taxes	—	127	—	127

Loss from continuing operations	(13,991)	(7,282)	(26,557)	(9,427)
Income (loss) from discontinued operations, net of taxes	(81)	48	211	(834)

Net loss	$(14,072)	$(7,234)	$(26,346)	$(10,261)

Basic and diluted loss per common share:
Continuing operations	$(1.13)	$(0.59)	$(2.16)	$(0.77)
Discontinued operations	(0.01)	—	0.02	(0.07)

Net loss per share	$(1.14)	$(0.59)	$(2.14)	$(0.84)

Weighted average common shares outstanding:
Basic and diluted	12,337	12,254	12,313	12,224

	Three months ended December 31,		For the year ended December 31,
	2007	Restated 2006	2007	Restated 2006
Reconciliation of net loss to Credit Agreement EBITDA:
Net loss	$(14,072)	$(7,234)	$(26,346)	$(10,261)
Add back:
Interest expense	10,038	10,154	41,049	41,226
Taxes	—	(127)	—	(127)
Depreciation	7,377	7,711	29,110	32,211

EBITDA	3,343	10,504	43,813	63,049

Restructuring Charges	555	313	3,960	1,579

EBITDA, excluding restructuring charges	3,898	10,817	47,773	64,628

Other adjustments under Credit Agreement (1)	5,596	329	7,395	1,624

Credit Agreement EBITDA	$9,494	$11,146	$55,168	$66,252

Note 1: Other adjustments includes, among other things, changes in allowances for doubtful accounts, inventory reserves and foreign currency gains and losses.

	Three months ended December 31,		For the year ended December 31,
	2007	Restated 2006	2007	Restated 2006
Reconciliation of gross profit to gross profit, excluding depreciation expense:
Gross Profit	$7,389	$10,915	$51,382	$65,853
Add back: Depreciation	7,377	7,711	29,110	32,211

Gross profit, excluding depreciation expense	$14,766	$18,626	$80,492	$98,064

Percentage of net sales	7.3%	9.0%	9.1%	10.6%

CONSTAR INTERNATIONAL INC.

CONSOLIDATED BALANCE SHEETS COMPARISON

(in thousands, except par value)

	December 31,
	2007	Restated 2006
ASSETS
Current Assets:
Cash and cash equivalents	$4,254	$19,370
Accounts receivable, net	61,212	61,101
Accounts receivable - related party	483	856
Inventories, net	73,213	60,198
Prepaid expenses and other current assets	19,205	28,907
Deferred income taxes	2,045	2,257
Current assets of discontinued operations	527	11,602

Total current assets	160,939	184,291

Property, plant and equipment, net	147,061	145,085
Goodwill	148,813	148,813
Other assets	15,476	21,722
Non-current assets of discontinued operations	—	1,286

Total assets	$472,289	$501,197

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term debt	$438	$—
Accounts payable	83,856	82,611
Accounts payable - related party	1,000	950
Accrued expenses and other current liabilities	36,607	33,421
Current liabilities of discontinued operations	395	8,680

Total current liabilities	122,296	125,662

Long-term debt	393,733	393,466
Pension and postretirement liabilities	11,368	19,143
Deferred income taxes	2,045	2,257
Other liabilities	14,411	8,117
Non-current liabilities of discontinued operations	743	2,144

Total liabilities	544,596	550,789

Commitments and contingent liabilities

Stockholders’ deficit:
Preferred Stock, $.01 par value - none issued or outstanding at December 31, 2007 and 2006	—	—
Common stock, $.01 par value - 13,008 shares and 12,809 shares issued, 12,717 and 12,576 outstanding at December 31, 2007 and 2006, respectively	125	125
Additional paid-in capital	276,546	275,754
Accumulated other comprehensive loss	(18,620)	(22,378)
Treasury stock, at cost - 291 and 233 shares at December 31, 2007 and 2006, respectively	(945)	(704)
Accumulated deficit	(329,413)	(302,389)

Total stockholders’ deficit	(72,307)	(49,592)

Total liabilities and stockholders’ deficit	$472,289	$501,197

CONSTAR INTERNATIONAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except par value)

	For the Year Ended December 31,
	2007	Restated 2006
Cash flows from operating activities:
Net loss	$(26,346)	$(10,261)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,951	34,943
Asset impairment charges	—	870
Bad debt expense	1,058	547
Stock-based compensation	600	1,222
Reclassification gain of foreign currency translation adjustments	(112)	—
Deferred income taxes	—	(107)
(Gain) loss on disposal of assets	144	1,721
Minority interest	(2,097)	(225)
Other operating activities, net	—	(92)
Changes in operating assets and liabilities:
Accounts receivable	11,628	11,825
Inventories	(12,322)	18,309
Prepaid expenses and other current assets	10,952	2,277
Accounts payable and accrued expenses	(13,980)	(16,403)
Change in outstanding book overdrafts	9,110	(814)
Pension and postretirement benefits	(1,311)	467

Net cash provided by operating activities	10,275	44,279

Cash flows from investing activities:
Purchases of property, plant and equipment	(31,143)	(23,471)
Proceeds from the sale of property, plant and equipment	3,801	903
Proceeds from the cash surrender value of life insurance	1,805	—

Net cash used in investing activities	(25,537)	(22,568)

Cash flows from financing activities:
Proceeds from Revolver loan	760,022	811,544
Repayment of Revolver loan	(759,584)	(821,997)
Costs associated with debt financing	(397)	(320)
Repayment of other debt	—	(1,540)

Net cash provided by (used in) financing activities	41	(12,313)

Effect of exchange rate changes on cash and cash equivalents	105	309

Net change in cash and cash equivalents	(15,116)	9,707
Cash and cash equivalents at beginning of year	19,370	9,663

Cash and cash equivalents at end of year	$4,254	$19,370

	Three months ended December 31,		For the year ended December 31,
	2007	Restated 2006	2007	Restated 2006
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$11,248	$7,357	$10,275	$44,279
Net cash used in investing activites	(4,755)	(5,473)	(25,537)	(22,568)

Free cash flow	$6,493	$1,884	$(15,262)	$21,711

Restatement of 2006 Consolidated Financial Statements

Consolidated Balance Sheet

(in thousands)

	December 31, 2006
	As Previously Reported	Adjustments		As Restated
ASSETS
Current Assets:
Cash and cash equivalents	$19,370	$—		$19,370
Accounts receivable, net	61,101	—		61,101
Accounts receivable - related party	856	—		856
Inventories, net	60,198	—		60,198
Prepaid expenses and other current assets	28,522	385	(a)	28,907
Deferred income taxes	2,257	—		2,257
Current assets of discontinued operations	11,602	—		11,602

Total current assets	183,906	385		184,291
Property, plant and equipment, net	148,235	(553	)(b)	145,085
		(2,597	)(c)
Goodwill	148,813	—		148,813
Other assets	21,722	—		21,722
Non-current assets of discontinued operations	1,286	—		1,286

Total assets	$503,962	$(2,765)		$501,197

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$82,611	$—		$82,611
Accounts payable - related party	950	—		950
Accrued expenses and other current liabilities	31,433	1,988	(d)	33,421
Current liabilities of discontinued operations	8,680	—		8,680

Total current liabilities	123,674	1,988		125,662
Long-term debt, net of debt discount	393,466	—		393,466
Pension and postretirement liabilities	19,143	—		19,143
Deferred income taxes	2,257	—		2,257
Other liabilities	8,117	—		8,117
Non-current liabilities of discontinued operations	2,144	—		2,144

Total liabilities	548,801	1,988		550,789

Commitments and contingent liabilities

Stockholders’ deficit:
Preferred stock, $.01 par value - none issued or outstanding at December 31, 2006	—	—		—
Common stock, $.01 par value - 12,809 shares issued, 12,576 outstanding at December 31, 2006	125	—		125
Additional paid-in capital	275,754	—		275,754
Accumulated other comprehensive loss, net of tax	(18,958)	(3,420	)(e)	(22,378)
Treasury stock, at cost - 233 shares at December 31,2006	(704)	—		(704)
Accumulated deficit	(301,056)	(1,333	)(f)	(302,389)

Total stockholders’ deficit	(44,839)	(4,753)		(49,592)

Total liabilities and stockholders’ deficit	$503,962	$(2,765)		$501,197

(a) -	Adjustment to reduce pension expense related to a foreign benefit plan.
(b) -	Adjustments to reverse $2,196 of improperly capitalized assets and to reclassify $1,643 of landlord incentives to current liabilities.
(c) -	Adjustment to accumulated depreciation for property, plant and equipment acquired in 2003 and prior periods.
(d) -	Adjustments to: (i) reclassify $1,643 of landlord incentives from property, plant and equipment;

(ii) recognize amortization of $245 of landlord incentives

(iii) recognize $433 for the remaining minimum purchase commitment received prior to 2002; and,

(iv) properly recognize $157 of accrued interest.

(e) -	Adjustment to correct the classification within stockholders’ deficit for a previously disclosed error in recording a deferred tax asset valuation allowance related to a minimum pension liability.
(f) -	Adjustment to accumulated deficit represents: (i) the effect of 2006 statement of operations adjustments resulting in income of $1,761 and (ii) the cumulative effect ($3,094) of the errors in periods prior to 2006 having been reflected as an opening retained earnings adjustment.

Consolidated Statement of Operations

(in thousands)

	For the Year Ended December 31, 2006
	As Previously Reported	Adjustments		As Restated
Net customer sales	$923,398	$—		$923,398
Net affiliate sales	3,571	—		3,571

Net sales	926,969	—		926,969
Cost of products sold, excluding depreciation	829,208	(303	)(g)	828,905
Depreciation	33,441	(1,230	)(h)	32,211

Gross profit	64,320	1,533		65,853

Selling and administrative expenses	29,426	(385	)(i)	29,041
Research and technology expenses	6,177	—		6,177
Asset impairment charges	870	—		870
Provision for restructuring	854	—		854

Total operating expenses	37,327	(385)		36,942

Operating income	26,993	1,918		28,911
Interest expense	(41,069)	(157	)(j)	(41,226)
Other income, net	2,761	—		2,761

Loss from continuing operations before income taxes	(11,315)	1,761		(9,554)
Benefit from income taxes	127	—		127

Loss from continuing operations	(11,188)	1,761		(9,427)
Loss from discontinued operations, net of taxes	(834)	—		(834)

Net loss	$(12,022)	$1,761		$(10,261)

Basic and diluted loss per common share:
Continuing operations	$(0.92)	$0.14		$(0.77)
Discontinued operations	(0.07)	—		(0.07)

Net loss per share	$(0.99)	$0.14		$(0.84)

Weighted average common shares outstanding:
Basic and diluted	12,224			12,224

(g) -	Adjustment to recognize the advance payment ($106) and landlord incentives ($197) earned in 2006.
(h) -	Adjustment to: (i) reverse $640 of depreciation expense for a facility exited in 2004, and (ii) reverse $1,813 of improper capitalization of certain property, plant and equipment acquired in 2003, offset by the recording of depreciation expense of $1,223.
(i) -	Adjustment to reduce pension expense related to a foreign benefit plan.
(j) -	Adjustment to properly recognize 2006 interest expense.

Consolidated Statement of Cash Flows

(in thousands)

	For the Year Ended December 31, 2006
	As Previously Reported	Adjustments		As Restated
Cash flows from operating activities:
Net loss	$(12,022)	$1,761		$(10,261)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	36,173	(1,230	)(k)	34,943
Asset impairment charges	870	—		870
Bad debt expense	547	—		547
Stock-based compensation	1,222	—		1,222
Deferred income taxes	(107)	—		(107)
(Gain) loss on disposal of assets	1,721	—		1,721
Minority interest	(225)	—		(225)
Other operating activities, net	(92)	—		(92)
Changes in operating assets and liabilities:
Accounts receivable	11,825	—		11,825
Inventories	18,309	—		18,309
Prepaid expenses and other current assets	2,662	(385	)(l)	2,277
Accounts payable and accrued expenses	(16,257)	(146	)(m)	(16,403)
Change in outstanding book overdrafts	(814)	—		(814)
Pension and postretirement benefits	467	—		467

Net cash provided by operating activities	44,279	—		44,279

Cash flows from investing activities:
Purchases of property, plant and equipment	(23,471)	—		(23,471)
Proceeds from the sale of property, plant and equipment	903	—		903

Net cash used in investing activities	(22,568)	—		(22,568)

Cash flows from financing activities:
Proceeds from Revolver loan	811,544	—		811,544
Repayment of Revolver loan	(821,997)	—		(821,997)
Costs associated with debt financing	(320)	—		(320)
Repayment of other debt	(1,540)	—		(1,540)

Net cash used in financing activities	(12,313)	—		(12,313)

Effect of exchange rate changes on cash and cash equivalents	309	—		309

Net change in cash and cash equivalents	9,707	—		9,707
Cash and cash equivalents at beginning of year	9,663	—		9,663

Cash and cash equivalents at end of year	$19,370	$—		$19,370

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$38,863	$—		$38,863
Income taxes	$134	$—		$134

(k) -	Adjustment to: (i) reverse $640 of depreciation expense for a facility exited in 2004, and (ii) $1,813 of improper capitalization of certain property, plant and equipment acquired in 2003, offset by the understatement of depreciation expense of $1,223.
(l) -	Adjustment to reduce pension expense related to a foreign benefit plan.
(m) -	Adjustment to reflect the impact of the advance payment ($106), landlord advances ($197) earned, but not recognized, in 2006 and properly accrue ($157) of interest expense in 2006.